EXHIBIT 99.1

ARTICLES OF INCORPORATION OF
COLONY BANKCORP, INC.

1.

The name of the corporation shall be Colony Bankcorp, Inc.

2.

The  corporation  is  organized  pursuant  to  the  provisions  of  the  Georgia  Business Corporation Code.

3.

The corporation shall have perpetual duration.
4.

The purpose of the corporation is to become a bank holding company pursuant to the Georgia Bank Holding Company Act (Ga. Laws 1976, p. 168, et, seq.) and to purchase, own, and hold the stock of banking corporations and other corporations permitted by the laws of the State of Georgia and the laws of the United States. The corporation shall not acquire the stock of any bank until such time as the acquisition has been approved by all applicable bank regulatory agencies.

5.

Authorized Capital.

(a)           The total number of shares of capital stock which the Corporation is authorized to issue is thirty million (30,000,000) shares, divided into twenty million (20,000,000) shares of common stock, $1.00 par value (the “Common Stock”), and ten million (10,000,000) shares of preferred stock, no par value (the “Preferred Stock”).

b)            The board of directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Georgia to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and relative rights of the shares of each series and the qualifications or restrictions of each series.  The authority of the board of directors with respect to each series shall include, but not be limited to, determining the following:

(i)         The  number  of  shares   constituting  that   series   and   the  distinctive designation of that series;

(ii)        The dividend rate on the shares of the series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii)       Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)       Whether the holders of the shares of that series shall be entitled to elect a specified number of directors;

(v)        Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the board of directors shall determine;

(vi)       Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vii)      Whether  that  series  shall  have  a  sinking  fund  for  the  redemption  or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(viii)      The  rights  of  the  shares  of  that  series  in  the  event  of  voluntary  or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(ix)            Any other relative rights, preferences and limitations of that series

5.1

Part 1.    Designation and Number of Shares.  There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” (the “Designated Preferred Stock”).  The authorized number of shares of Designated Preferred Stock shall be 28,000.

Part 2.    Standard Provisions.  The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

Part. 3.    Definitions.  The following terms are used in this Paragraph 5.1 (including the

Standard Provisions in Annex A hereto) as defined below:

(a)            “Common Stock” means the common stock, par value $1.00 per share, of the Corporation.

(b)            “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(c)            “Junior Stock” means the Common Stock, and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(d)            “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(e)            “Minimum Amount” means $7,000,000.

(f)         “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(g)            “Signing Date” means January 9, 2009.

Part. 4.   Certain Voting Matters.  Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

6.

None of the holders of common stock shall be entitled as a matter of right to purchase, subscribe for or otherwise acquire any new or additional shares of stock of the corporation of any class, or any options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares, or any shares, evidences of indebtedness or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares.

7.

The corporation will not commence business until consideration of not less than $500.00 has been received for the issuance of shares.

8.

The initial registered office of the corporation shall be 302 South Main Street, Fitzgerald, Ben Hill County, Georgia 31750. The initial registered agent at such address shall be M. Hugh Turner.

9.

The initial Board of Directors of the corporation shall be composed of the following thirteen persons:

Paul S. Branch, Jr.
Route 4, Box 499A
Fitzgerald, Georgia 31750

Milton N. Hopkins
Route 5, Osierfield
Fitzgerald, Georgia 31750

Larry E. Kamisky
Rout 4, Box 501
Tifton, Georgia 31794

Harold E. Kimball
Route 2, Pine Needle Road
Fitzgerald, Georgia 31750

E. W. Mann, Jr.
701 West Pine
Fitzgerald, Georgia 31750

 R. L. Mann, Jr.
Route 4, Box 401
Fitzgerald, Georgia 31750

Marion H. Massee, III
Route 4, Box 416
Fitzgerald, Georgia 31750

J. Ron Paulk
Route 2, Pine Needle Road
Fitzgerald, Georgia 31750

Dr. Ralph Roberts
Route 4, Box 404
Fitzgerald, Georgia 31750

Ben B. Mills, Jr.
902 West Roanoke Drive
Fitzgerald, Georgia 31750

R. Sidney Ross
Route 1
Ocilla, Georgia 3774

Lowell M. Downing
808 West Roanoke Drive
Fitzgerald, Georgia 31750

M. Hugh Turner
W. Roanoke Drive Ext.
Fitzgerald, Georgia 31750

10.

The sole incorporator is M. Hugh Turner whose address is 302 South Main Street, Fitzgerald, Georgia 31750.

11.

In discharging their duties, and in determining what is believed to be in the best interests of Colony Bankcorp, Inc., the board of directors, committees of the board of directors, and individual directors, in addition to considering the effects of any action on Colony Bankcorp, Inc. or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of Colony Bankcorp, Inc. and its subsidiaries, the communities in which offices or other establishments of Colony Bankcorp, Inc. and its subsidiaries are located, and all other factors that such directors consider pertinent. This paragraph grants solely discretionary authority to  the  directors  and  shall  not  be  deemed  to  provide  to  any  constituency  any  right  to  be considered.

IN WITNESS WHEREOF, the incorporator has set his hand and affixed his seal to these Articles of Incorporation by and through his attorney at law.

M. Hugh Turner

By:
Attorney for the Incorporator

OF COUNSEL:
Martin, Snow, Grant & Napier
P.O. Box 4987
700 Georgia Federal Building
Macon, Georgia 31208